Exhibit 4.6

AMENDED AND RESTATED
INSTALLMENT NOTE

$860,000,000.00	December 16, 2013

FOR VALUE RECEIVED, PLUM CREEK TIMBERLANDS, L.P., a Delaware limited partnership (the “Borrower”), hereby executes this amended and restated installment note (“Installment Note”) and promises to pay to the order of MWV Community Development and Land Management, LLC, a Delaware limited liability company or its permitted assignees (“Holder”), the principal sum of Eight Hundred and Sixty Million and no/100ths Dollars ($860,000,000) (“Principal Sum”) together with interest at the rate set forth in Section 1 below. This Installment Note will be unsecured and unsubordinated indebtedness of the Borrower and will rank equally with all of the Borrower’s other unsecured and unsubordinated indebtedness from time to time outstanding. Capitalized terms shall have the meanings ascribed to such terms in Article 4 of Appendix A to this Installment Note, which is attached hereto and made a part hereof (“Appendix A”); for the avoidance of doubt, the term “Installment Note” shall refer collectively to this installment note and Appendix A.

This Installment Note amends and restates and replaces and supersedes in its entirety the Installment Note, dated December 6, 2013, made by the Borrower to the order of the Holder.
1.Interest.
(a)    Subject to Section 19 below and the remainder of this Section 1, the unpaid Principal Sum shall bear interest from December 6, 2013 until paid in full at a fixed rate per annum equal to 5.207% (the “Interest Rate”)
(b)    Interest at the rate or rates provided herein shall be payable on each Payment Date (defined below). All interest payable under the terms of this Installment Note shall be calculated on the basis of twelve (12) 30-day months in a 360-day year.
(c)    If any amount of the Principal Sum is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a rate per annum at all times equal to the interest rate then in effect plus two percent (2%) (the “Default Rate”) to the fullest extent permitted by applicable Laws. Upon the request of Holder, if any amount (other than the Principal Sum) payable by the Borrower hereunder is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then such amount shall thereafter bear interest at the Default Rate to the fullest extent permitted by applicable Laws. Upon the request of Holder, while any other Event of Default exists, the Borrower shall pay interest on the obligations owing under this Installment Note (including the Principal Sum) at the Default Rate to the fullest extent permitted by applicable Laws. Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable on demand.
2.    Payments and Maturity.

(a)Interest on the unpaid Principal Sum shall be due and payable semi-annually, on the first day of each May and November (each a “Payment Date”), commencing on May 1, 2014, and continuing on each Payment Date thereafter through and until the Maturity Date.
(b)The entire unpaid Principal Sum, together with all accrued and unpaid interest, shall mature and be due and payable in full on December 6, 2023 (“Original Maturity Date” and as extended with respect to all or a portion of the Principal Sum in accordance with the remainder of this paragraph, the “Maturity Date”). Notwithstanding the Original Maturity Date, if (i) at least 180 days prior to the Original Maturity Date, Holder provides written notice to the Borrower of Holder's request to extend the Original Maturity Date with respect to all or a portion not less than $200,000,000 of the Principal Sum (an “Extension Request”), and (ii) Borrower consents in writing to such Extension Request, such consent to be given or withheld, subject to the second succeeding sentence, in Borrower’s sole discretion, then, with respect to the Principal Sum or, if applicable, the portion of the Principal Sum specified in the Extension Request or an amount otherwise consented to by Borrower, the Original Maturity Date shall automatically be extended to the date so requested by Holder or, if earlier, at Borrower’s election, the expected Maturity Date of any Refinancing Indebtedness (as defined below). For all purposes hereunder, such date shall thereafter be the “Maturity Date” with respect to the Principal Sum or applicable portion thereof, as the case may be, provided that any portion of the Principal Sum as to which the Original Maturity Date has not been extended as provided in the immediately preceding sentence shall remain due and payable on the Original Maturity Date. The Borrower agrees that it shall consent to an Extension Request if (i) at the time of the Extension Request the Borrower intends to refinance all or a portion not less than $200,000,000 of this Installment Note on or prior to the Original Maturity Date with the proceeds of new indebtedness for borrowed money (including, without limitation, indebtedness evidenced by bonds, notes or similar Instruments or advanced under a bank credit facility) that has a term greater than or equal to 5 years from its issuance (“Refinancing Indebtedness”) (it being understood that the requirement that the Borrower consent to such Extension Request shall only apply to an amount of the Principal Sum equal to the amount of the contemplated Refinancing Indebtedness) and (ii) Holder consents that the terms of this Installment Note, other than interest rate which shall be determined as set forth below, will be amended to be substantially consistent with the terms that would reasonably be expected to apply to the contemplated Refinancing Indebtedness. Borrower covenants to respond in writing to any Extension Request no later than 60 days prior to the Original Maturity Date in accordance with Section 13 below and the parties agree to cooperate to amend this Installment Note in a manner consistent with this paragraph upon the extension of the Maturity Date in accordance herewith. In the event that the Maturity Date is extended in accordance with this paragraph, the Interest Rate shall be reset, as to the applicable portion of the Principal Sum, to the Extension Interest Rate on a date to be agreed upon by Holder and Borrower, but in no event shall such date be later than the Original Maturity Date. For purposes hereof, “Extension Interest Rate” means the all-in yield (including interest rate and original issue discount, and 50% of other customary fees and expenses, including arrangement and similar fees) Borrower would have been expected to incur in connection with Refinancing Indebtedness with a maturity of the Maturity Date as extended pursuant to this paragraph. Notwithstanding the foregoing, if this Installment Note has been pledged to one or more Eligible Assignees to secure Indebtedness of the Holder, then in no event shall an extension of the Original Maturity Date (or, if applicable, the then current Maturity Date) become effective unless and until (x) such secured Indebtedness of the Holder has been repaid in full in cash, (y) the beneficiary(ies) of such pledge (or the requisite subset thereof or an agent acting on their behalf) shall have consented in writing to such extension or (z) such extension is permissible in accordance with the terms of such Indebtedness.
(c)If any payment under this Installment Note is due on a day which is not a Business Day, such payment shall be due and payable on the next succeeding Business Day as if made on the date such payment was due and without including the additional days elapsed in the computation of the interest payable on such next succeeding Business Day.
3.    Application and Place of Payments. All payments made on account of this Installment Note shall be applied, first, to the payment of any unpaid and accrued enforcement and collection costs incurred by Holder, if any, second, to the payment of accrued and unpaid interest, and the remainder, if any, shall be applied to the unpaid Principal Sum. All payments on account of this Installment Note shall be paid in immediately available funds via wire transfer to an account designated in writing by Holder.
4.    Optional Prepayment.
(a)    The Borrower may prepay this Installment Note in whole or in part for cash at 100% of the Principal Sum or portion thereof prepaid, plus accrued but unpaid interest, if any, to, but not including, the prepayment date, plus the Breakage Amount (if any) as follows: (i) at any time on or after October 1, 2023 (which date shall be modified as agreed by the Borrower and Holder in connection with an extension pursuant to Section 2(b)) or (ii) at any time in the event MeadWestvaco Corporation or one of its wholly-owned Subsidiaries ceases to be the sole beneficial and legal owner of this Installment Note (excluding, for the avoidance of doubt, any pledge of this Installment Note to one or more Eligible Assignees); or
(b)     At any time during the 180-day period following receipt by the Borrower of notice from Holder that Holder intends to withhold its consent to any amendment or waiver of this Installment Note that was requested by the Borrower and approved by any Eligible Assignees (or, as applicable, the requisite majority of financing sources for whom an Eligible Assignee serves as agent or trustee) to which this Installment Note has been pledged (an “Optional Prepayment Event”), the Borrower may prepay this Installment Note in whole but not in part for cash at 100% of the Principal Sum, plus accrued but unpaid interest, if any, to, but not including, the prepayment date, plus the Breakage Amount (if any); provided, however, that the Borrower’s right to prepay the Note pursuant to this paragraph 4(b) shall terminate upon the 181st day after an Optional Prepayment Event shall have occurred.
The Borrower shall not otherwise have the right to prepay this Installment Note unless Holder shall have granted its prior written consent, which consent may be given or withheld at Holder’s sole discretion.
5.    Purchase Agreement and Related Transactions. The Borrower, as purchaser, and Holder, as seller, are parties to a Master Purchase and Sale Agreement dated as of October 28, 2013 (as such agreement may be subsequently amended, the “Purchase Agreement”), pursuant to which the Borrower has purchased from Holder the Installment Sale Timberlands (as defined in the Purchase Agreement), which are more particularly described in such Purchase Agreement, and the Borrower is issuing this Installment Note in payment of the purchase price for the Installment Sale Timberlands.
6.    Representations and Warranties. The representations and warranties of the Borrower contained in Article 1 of Appendix A hereto (including all exhibits, schedules and defined terms referred to therein) are hereby incorporated by reference as if set forth in full herein.
7.    Affirmative Covenants. So long as any amounts under this Installment Note shall remain unpaid or unsatisfied, the Borrower agrees to comply with all the covenants and agreements applicable to it contained in Article 2 of Appendix A hereto. The covenants and agreements of the Borrower referred to in the preceding sentence (including all exhibits, schedules and defined terms referred to therein) are hereby incorporated by reference as if set forth in full herein.

8.    Negative Covenants. So long as any amounts under this Installment Note shall remain unpaid or unsatisfied, the Borrower agrees to comply with all the covenants and agreements applicable to it contained in Article 3 of Appendix A hereto. The covenants and agreements of the Borrower referred to in the preceding sentence (including all exhibits, schedules and defined terms referred to therein) are hereby incorporated by reference as if set forth in full herein.
9.    Events of Default. The occurrence of any one or more of the following events shall constitute an event of default (individually, an “Event of Default” and, collectively, the “Events of Default”) under the terms of this Installment Note:
(a)Non-Payment. The Borrower fails to pay (i) when and as required to be paid herein, any amount of the Principal Sum, or (ii) within five days after the same becomes due, any interest on the Principal Sum, or (iii) within five days after the same becomes due, any other amount payable under this Installment Note; or
(b)Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower herein shall be incorrect or misleading in any material respect when made; or
(c)Specific Covenants. The Borrower fails to perform or observe any term, covenant or agreement contained in any of Sections 2.01, 2.02, or 2.09 or Article 3 of Appendix A hereto; or
(d)Other Defaults. The Borrower fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (c)) contained in this Installment Note on its part to be performed or observed and such failure continues for 20 days after the earlier of (i) the date upon which a Responsible Officer knew or should have known of such failure or (ii) the date upon which written notice thereof is given to the Borrower by Holder; or
(e)Cross-Default. (i) The Borrower or any Restricted Subsidiary (A) fails to make any payment of principal, interest, premium or make-whole or any other material payment when due after giving effect to applicable grace periods (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness or Guarantee (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate principal amount (including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than $50,000,000, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any “change of control” event occurs, the effect of which default or “change of control” event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which the Borrower or any Restricted Subsidiary is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which the Borrower or any Restricted Subsidiary is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by the Borrower or such Restricted Subsidiary as a result thereof is greater than $50,000,000 and, in the case of a Termination Event, remains unpaid after the due date therefor; or

(f)Insolvency Proceedings, Etc. The Borrower, any Partner Entity or any of the Borrower’s Restricted Subsidiaries institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or
(g)Inability to Pay Debts; Attachment. (i) The Borrower, any of its Restricted Subsidiaries, or any Partner Entity ceases or fails to be Solvent, becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within 30 days after its issue or levy; or
(h)ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of the Borrower under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount that could reasonably be expected to have a Material Adverse Effect, or (ii) the Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount that could reasonably be expected to have a Material Adverse Effect; or
(i)Judgments. There is entered against the Borrower or any Restricted Subsidiary (i) one or more final judgments, related to a single event or a series of related events, for the payment of money in an amount exceeding $100,000,000 for such judgment(s) relating to a single event or series of related events (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage), or (ii) any one or more non-monetary final judgments, related to a single event or a series of related events, that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment, or (B) there is a period of 30 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or
(j)Change of Control. A Change of Control has occurred; or
(k)Impairment of Installment Note. This Installment Note shall terminate, cease to be in full force and effect, or cease in whole or in part to be the legally valid, binding, and enforceable obligation of the Borrower, or any Person acting for or on behalf of the Borrower contests in any manner the validity, binding effect or enforceability of the Installment Note, or the Borrower denies that it has any or further liability or obligation under the Installment Note, or the Borrower purports to revoke, terminate or rescind the Installment Note.
10.    Remedies. If any Event of Default occurs and is continuing, Holder may take either or both of the following actions:
(a)declare the unpaid amount of the Principal Sum, all interest accrued and unpaid thereon and all other amounts owing or payable hereunder to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower; and
(b)exercise all rights and remedies available to it under this Installment Note;
provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code, the unpaid amount of the Principal Sum and all interest and other amounts as aforesaid shall automatically become due and payable without further act of Holder.
11.    Application of Funds. After the exercise of remedies provided for in Section 10 (or after amounts under the Installment Note have automatically become immediately due and payable as set forth in the proviso to Section 10), any amounts received on account of this Installment Note by Holder shall be applied by Holder in the following order:
First, to payment of fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to Holder);
Second, to payment of accrued and unpaid interest;
Third, to payment of unpaid amounts of the Principal Sum; and
Last, the balance, if any, after all of the obligations under this Installment Note have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.
12.    Expenses. The Borrower promises to pay to Holder on demand by Holder all costs and expenses incurred by Holder in connection with the collection and enforcement of this Installment Note, including all reasonable attorneys’ fees actually incurred and expenses and all court costs.
13.    Notices. All notices, requests and other communications to any party under this Installment Note shall be in writing, which shall include facsimile and electronic communication (including email), and shall be given to such party at its address, facsimile number or electronic communication address set forth below, or such other address, facsimile number or electronic communication address as such party may hereafter specify for the purpose by notice to each other party. Each such notice, request or other communication shall be effective (i) if given by facsimile, when such facsimile is transmitted to the facsimile number specified in this Section 13 and the confirmation is received, (ii) if given by mail, seventy-two (72) hours after such communication is deposited in the mail with first class postage prepaid, addressed as set out below or (iii) if given by any other means, when actually delivered at the address specified in this Section 13, except in cases where it is expressly herein provided that such notice, request or demand is not effective until received by the party to whom it is addressed:

the Borrower:	PLUM CREEK TIMBERLANDS, L.P. 601 Union Street, Suite 3100
Seattle, WA 98101
Attn: Laura B. Smith, Vice President and Treasurer
Telephone: (206) 467-3636
Facsimile: (206) 467-3797
Electronic Mail: Laura.Smith@plumcreek.com

with a copy to:	PLUM CREEK TIMBERLANDS, L.P.
601 Union Street, Suite 3100
Seattle, WA 98101
Attn: Jose J. Quintana, Assistant General Counsel
Telephone: (206) 467-3694
Facsimile: (206) 467-3797
Electronic Mail: Jose.Quintana@plumcreek.com

Holder:	MWV Community Development and Land Management, LLC 299 Park Avenue
New York, NY 10171
Attn: Robert E. Birkenholz, Vice President and Treasurer
Telephone: (212) 318-5721
Facsimile: (212) 318-5691
Electronic Mail: robert.birkenholz@mwv.com

with a copy to:	MWV Community Development and Land Management, LLC
501 South 5th Street
Richmond, VA 23219
Attn: Katherine P. Burgeson, Deputy General Counsel
Telephone: (804) 444-6357
Facsimile: (804) 444-8164
Electronic Mail: katherine.burgeson@mwv.com

14.    Miscellaneous. Each right, power, and remedy of Holder as provided for in this Installment Note or now or hereafter existing under any applicable law or otherwise shall be cumulative and concurrent and shall be in addition to every other right, power, or remedy provided for in this Installment Note or now or hereafter existing under applicable law, and the exercise or beginning of the exercise by Holder of any one or more of such rights, powers, or remedies shall not preclude the simultaneous or later exercise by Holder of any or all such other rights, powers, or remedies. No failure or delay by Holder to insist upon the strict performance of any term, condition, covenant, or agreement of this Installment Note, or to exercise any right, power, or remedy consequent upon an Event of Default, shall constitute a waiver of any such term, condition, covenant, or agreement or of any such breach, or preclude Holder from exercising any such right, power, or remedy at a later time or times. By accepting payment after the due date of any amount payable under the terms of this Installment Note, Holder shall not be deemed to waive the right either to require prompt payment when due of all other amounts payable under the terms of this Installment Note or to declare an Event of Default for the failure to effect such prompt payment of any such other amount. No course of dealing or conduct shall be effective to amend, modify, waive, release, or change any provisions of this Installment Note.
15.    Partial Invalidity. In the event any provision of this Installment Note (or any part of any provision) is held by a court of competent jurisdiction to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision (or remaining part of the affected provision) of this Installment Note; but this Installment Note shall be construed as if such invalid, illegal, or unenforceable provision had not been contained in this Installment Note, but only to the extent it is invalid, illegal, or unenforceable.

16.     Captions. The captions set forth in this Installment Note are for convenience only and shall not be deemed to define, limit, or describe the scope or intent of this Installment Note.
17.     Governing Law; Jurisdiction; Etc.
(a)GOVERNING LAW. THIS INSTALLMENT NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
(b)SUBMISSION TO JURISDICTION. THE BORROWER IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN THE BOROUGH OF MANHATTAN IN THE CITY OF NEW YORK AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS INSTALLMENT NOTE, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS INSTALLMENT NOTE SHALL AFFECT ANY RIGHT THAT HOLDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS INSTALLMENT NOTE AGAINST THE BORROWER OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.
(c)WAIVER OF VENUE. THE BORROWER IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS INSTALLMENT NOTE IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.
(d)SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 13. NOTHING IN THIS INSTALLMENT NOTE WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.
18.    Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS INSTALLMENT NOTE OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO MAKE THIS INSTALLMENT NOTE BY, AMONG OTHER THINGS, THE MUTUAL

WAIVERS AND CERTIFICATIONS IN THIS SECTION. IT IS AGREED AND UNDERSTOOD THAT THIS WAIVER CONSTITUTES A WAIVER OF TRIAL BY JURY OF ALL CLAIMS AGAINST ALL PARTIES TO SUCH ACTIONS OR PROCEEDINGS, INCLUDING CLAIMS AGAINST PARTIES WHO ARE NOT PARTIES TO THIS INSTALLMENT NOTE.
19.    Interest Rate Not to Exceed Applicable Laws. The interest rate or rates required by this Installment Note shall not exceed the maximum rate permissible under applicable laws.
20.     The Borrower’s Obligation. The Borrower’s obligation to pay all amounts due under this Installment Note shall be absolute and shall not be subject to any set-off, deduction, claim, counterclaim or other right which the Borrower may have against Holder pursuant to the Purchase Agreement or otherwise.
21.     Assignment. Without the prior written consent of the Borrower, which consent may be given or withheld at the Borrower’s sole discretion, this Installment Note may not be assigned, pledged, hypothecated or otherwise transferred, in whole or in part (in any such case a “Transfer”), by Holder except to an Eligible Assignee, and any Transfer of this Installment Note by Holder that does not comply with this Section 21 shall be void ab initio. This Installment Note shall be binding upon the Borrower and its successors and assigns, and the term “the Borrower” as used in this Installment Note shall include such successors and assigns. Without the prior written consent of Holder, which consent may be given or withheld at Holder’s sole discretion, the Borrower shall have no right to Transfer its obligations under this Installment Note, and any attempted Transfer by the Borrower of such obligations shall be void ab initio.
22.    Disclaimer. The Borrower hereby expressly disclaims any responsibility for federal or state tax consequences to Holder resulting from payments made by the Borrower and received by Holder under this Installment Note or resulting from the Borrower’s performance of any of its other obligations under this Installment Note.
23.     Register. The Borrower shall maintain at its principal place of business a register evidencing the name and address of Holder and the amount of the Principal Sum owing to Holder pursuant to the terms of this Installment Note from time to time (“Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower and Holder shall treat the Person whose name is recorded in the Register pursuant to the terms hereof as Holder hereunder for all purposes of this Installment Note, including for the purpose of making payments of principal and interest under this Installment Note, notwithstanding notice to the contrary. Unless the Borrower and Holder agree otherwise in writing, the Register may be maintained in electronic form. Upon request by Holder, the Borrower will deliver to Holder a facsimile copy (marked “For Information Only”) of the Register at any reasonable time and from time to time upon reasonable prior notice.
24.    Amendments; Waivers. No amendment or waiver of any provision of this Installment Note, and no consent to any departure by the Borrower therefrom, shall be effective unless in writing signed by Holder and the Borrower, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. By acceptance of this Note, each of Holder and its successors and permitted assigns agrees (a) that, within three (3) Business Days of receipt of any request by the Borrower to amend or waive any provision hereof, it shall deliver such request to any Eligible Assignees to which this Installment Note has been pledged (or, if applicable, the agent or trustee therefor) and (b) that it shall promptly deliver written notice to the Borrower of its and such Eligible Assignees’ determination to consent or withhold consent to such amendment or waiver. Notwithstanding the foregoing, if this Installment Note has been pledged to one or more Eligible Assignees to secure Indebtedness of the Holder, then in no event shall an amendment or waiver of any provision of this

Installment Note, or any consent to departure by the Borrower therefrom, become effective unless and until (x) such secured Indebtedness of the Holder has been repaid in full in cash, (y) the beneficiary(ies) of such pledge (or the requisite subset thereof or an agent acting on their behalf) shall have consented in writing to such amendment, waiver or departure in accordance with the terms of such Indebtedness or (z) such amendment, waiver or consent is permissible in accordance with the terms of such Indebtedness.  The beneficiary(ies) of such pledge (and any agent or trustee acting on their behalf) are third party beneficiaries of the immediately preceding sentence.
25.     Treatment of Certain Information; Confidentiality. By acceptance of this Installment Note or of any direct or indirect rights or interests herein, each of Holder and its successors and permitted assigns (including any Person holding a direct or indirect participation or other interest herein) shall be deemed to have agreed to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, trustees, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it or its Affiliates (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) in connection with the exercise of any remedies hereunder or any action or proceeding relating to this Installment Note or the enforcement of rights hereunder, (e) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or participant in, or any prospective assignee of or participant in, any of its rights or obligations under this Installment Note (including financing sources) or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (f) with the written consent of the Borrower, (g) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to it or any of its Affiliates on a nonconfidential basis from a source other than the Borrower or (h) to any rating agency when required by it in connection with any securitization of this Installment Note or bank financing in connection with which this Installment Note is pledged as collateral, provided that, prior to any disclosure, such rating agency shall undertake in writing to preserve the confidentiality of any confidential information relating to the Borrower received by it from Holder. By acceptance of this Installment Note or of any direct or indirect rights or interests herein, each of Holder and its successors and permitted assigns (including any Person holding a direct or indirect participation or other interest herein) shall be deemed to have acknowledged (i) the Information may include material non-public information concerning the Borrower or a Subsidiary, as the case may be, (ii) it has developed compliance procedures regarding the use of material non-public information and (iii) it will handle such material non-public information in accordance with applicable Law, including Federal and state securities Laws. For purposes of this Section, “Information” means all information received from the Borrower or any Subsidiary relating to the Borrower or any Subsidiary or any of their respective businesses, other than any such information that is available to Holder on a nonconfidential basis prior to disclosure by the Borrower or any Subsidiary. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

IN WITNESS WHEREOF, the Borrower executed this Installment Note on the date set forth above.

PLUM CREEK TIMBERLANDS, L.P., a Delaware limited partnership

/s/ Laura B. Smith
By:	Laura B. Smith
Its:	Vice President and Treasurer

APPENDIX A TO INSTALLMENT NOTE

Article 1.Representations and Warranties
The Borrower represents and warrants to Holder that, in each case, as of the date of this Installment Note:
1.01    Existence, Qualification and Power; Compliance with Laws.
(a)    The Borrower, each of its Subsidiaries and each of the Partner Entities:
(i)    is a corporation, partnership or limited liability company duly incorporated, formed or organized and validly existing under the Laws of the jurisdiction of its incorporation, formation or organization;
(ii)    is in good standing under the Laws of the jurisdiction of its incorporation, formation or organization;
(iii)    is duly qualified and is licensed and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; and
(iv)    is in compliance with all Requirements of Law and all orders, writs, injunctions and decrees applicable to it or to its Properties;
except, in the case of the foregoing clauses (ii), (iii) and (iv), in such instances in which the failure to comply therewith, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.
(b)    (i) The Borrower, each of its Subsidiaries and each of the Partner Entities has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to own its assets and carry on its business and (ii) the Borrower has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to execute, deliver, and perform its obligations under this Installment Note, except, in the case of the foregoing clause (i), in such instances where the failure to have any such licenses, authorizations, consents and approvals, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.
1.02    Authorization; No Contravention.
The execution, delivery and performance by the Borrower of this Installment Note, and the consummation by the Borrower of the transactions contemplated by this Installment Note, have been duly authorized by all necessary corporate, limited liability company, partnership and/or other organizational action, and do not and will not:
(a)    contravene the terms of the Organization Documents of the Borrower or any of the Partner Entities;

(b)    conflict with or result in any breach or contravention of, or the creation of any Lien under, (i) any Contractual Obligation to which the Borrower is a party or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which the Borrower or its Property is subject; or
(c)    violate any Requirement of Law.
1.03    Governmental Authorization; Other Consents.
Except as has been obtained by the Borrower prior to the date of this Installment Note, no approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, the Borrower of this Installment Note, or for the consummation of any of the transactions contemplated thereby.
1.04    Binding Effect.
 This Installment Note has been duly executed and delivered by the Borrower. This Installment Note constitutes a legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditor’s rights generally or by equitable principles relating to enforceability.
1.05     Litigation.
There are no actions, suits, proceedings, claims or disputes pending or, to the Borrower’s Knowledge and the Knowledge of each of the Partner Entities, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against the Borrower, any of the Partner Entities or any of the Borrower’s Restricted Subsidiaries or against any of their respective Properties or revenues that either individually or in the aggregate, have a reasonable probability of success on the merits and which, if determined adversely to the Borrower or any Restricted Subsidiaries would reasonably be expected to have a Material Adverse Effect. No injunction, writ, temporary restraining order or any order of any nature has been issued by any court or other Governmental Authority purporting to enjoin or restrain the execution, delivery or performance of this Installment Note, or directing that the transactions contemplated by this Installment Note not be consummated as herein provided.
1.06    No Default.
(a)    No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Installment Note or would result from the incurring of any obligations by the Borrower under this Installment Note.
(b)    Neither the Borrower nor any Restricted Subsidiary is in default under or with respect to any Contractual Obligation that would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or that would, if such default had occurred after the date of this Installment Note, create an Event of Default under Section 9(e) of this Installment Note.
1.07    ERISA Compliance.
(a)    No ERISA Event has occurred, and neither the Borrower nor any ERISA Affiliate is aware of any fact, event or circumstance that could reasonably be expected to constitute or result in an

ERISA Event with respect to any Pension Plan, in either case, as could reasonably be expected to have a Material Adverse Effect.
(b)    Neither the Borrower nor any ERISA Affiliate has incurred any liability to the PBGC other than for the payment of premiums, and there are no premium payments which have become due that are unpaid.
(c)    Neither the Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or Section 4212(c) of ERISA.
1.08    Margin Regulations; Investment Company Act.
(a)    Neither the Borrower nor any of the Partner Entities nor any of their respective Subsidiaries is engaged, principally or as one of its important activities, in the business of purchasing or carrying Margin Stock, or extending credit for the purpose of purchasing or carrying Margin Stock.
(b)    None of the Borrower, any of the Partner Entities, any of their respective Subsidiaries, or any Person Controlling the Borrower, any of the Partner Entities or any of their respective Subsidiaries is or is required to be registered as an “investment company” under the Investment Company Act of 1940.
1.09    Ownership of Property; Liens.
Each of the Borrower and each Restricted Subsidiary of the Borrower has good record and marketable title in fee simple to, or valid leasehold interests in, all real Property necessary or used in the ordinary conduct of their respective businesses, except for such defects in title or in leasehold interests as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. None of the Properties of the Borrower or any of its Restricted Subsidiaries is subject to any Liens, other than Permitted Liens.
1.10    Taxes.
The Borrower and each of its Restricted Subsidiaries have filed all material Federal, state and other tax returns and reports required to be filed (to the extent that failure to make such filing would reasonably be expected to result in a Material Adverse Effect), and have paid all material Federal, state and other taxes, assessments, fees and other governmental charges levied or imposed upon them or their respective Properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP. No Notice of Lien has been filed or recorded for Tax liabilities in excess of $25,000,000. There is no proposed tax assessment against the Borrower or any of its Restricted Subsidiaries that would, if made, have a Material Adverse Effect.
1.11    Financial Statements; No Material Adverse Effect.
(a)    The Audited Financial Statements: (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) except for Indebtedness pursuant to any Assumption Agreement, show all material indebtedness and other liabilities, direct or contingent, of the Borrower and its Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Indebtedness.
(b)    Each unaudited consolidated balance sheet of the Borrower and its Subsidiaries, and the related consolidated statements of income or operations, shareholders’ equity and cash flows which were delivered pursuant to Section 2.01(b) of this Appendix A for the fiscal quarter ended immediately prior to the date of such delivery: (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii) in this subsection (b), to the absence of footnotes and to normal year-end audit adjustments; and (iii) except for Indebtedness pursuant to any Assumption Agreement, show all material indebtedness and other liabilities, direct or contingent, of the Borrower and its consolidated Subsidiaries as of the date of such financial statements, including liabilities for taxes, material commitments and Indebtedness.
(c)    Since the date of the Audited Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.
1.12     Environmental Compliance.
(a)    Except as specifically disclosed in Schedule 1.12 to this Appendix A, the on-going operations of the Borrower and each of its Restricted Subsidiaries comply in all respects with all Environmental Laws, except such non-compliance which would not (if enforced in accordance with applicable law) be reasonably expected to have a Material Adverse Effect.
(b)    Except as specifically disclosed in Schedule 1.12 to this Appendix A, the Borrower and each of its Restricted Subsidiaries have obtained all licenses, permits, authorizations and registrations required under any Environmental Law (“Environmental Permits”) and necessary for their respective ordinary course operations, all such Environmental Permits are in good standing, and the Borrower and each of its Restricted Subsidiaries are in compliance with all terms and conditions of such Environmental Permits except where the failure to obtain, maintain in good standing or comply with such Environmental Permits would not reasonably be expected to have a Material Adverse Effect.
(c)    Except as specifically disclosed in Schedule 1.12 to this Appendix A, none of the Borrower, its Restricted Subsidiaries or any of their respective current Property or operations, is subject to any outstanding written order from or agreement with any Governmental Authority, nor subject to any judicial or docketed administrative proceeding, respecting any Environmental Law, Environmental Claim or Hazardous Material arising out of a violation or alleged violation of any Environmental Law, in any such case, that could reasonably be expected to have a Material Adverse Effect.
(d)    Except as specifically disclosed in Schedule 1.12 to this Appendix A, there are no Hazardous Materials or other conditions or circumstances existing with respect to any Property, or arising from operations prior to the date of this Installment Note, of the Borrower or any of its Restricted Subsidiaries that would reasonably be expected to give rise to Environmental Claims that would be reasonably expected to have a Material Adverse Effect.

1.13     No Burdensome Restrictions.
Neither the Borrower nor any of its Restricted Subsidiaries is a party to or bound by any Contractual Obligation, or subject to any charter or corporate restriction, or any Requirement of Law, which would reasonably be expected to have a Material Adverse Effect.
1.14    Solvency.
 Each of the Borrower and each Restricted Subsidiary is Solvent.
1.15    Labor Relations.
There are no strikes, lockouts or other labor disputes against the Borrower or any of its Restricted Subsidiaries, or, to the Borrower’s Knowledge, threatened against or affecting the Borrower or any of its Restricted Subsidiaries which could reasonably be expected to, either individually or in the aggregate, have a Material Adverse Effect. There are no unfair labor practice complaints pending against the Borrower or any of its Restricted Subsidiaries or, to the Borrower’s Knowledge, threatened against any of them before any Governmental Authority which have a reasonable probability of success on the merits and which, if determined adversely to the Borrower or any of its Restricted Subsidiaries, could reasonably be expected to, either individually or in the aggregate, have a Material Adverse Effect.
1.16     Intellectual Property; Licenses, Etc.
The Borrower or its Restricted Subsidiaries, own or are licensed or otherwise have the right to use all of the patents, patent rights, trademarks, service marks, trade names, copyrights, franchises, licenses and other intellectual property, contractual franchises, authorizations and other rights that are reasonably necessary for the operation of their respective businesses, without conflict with the rights of any other Person, except where failure to do so would not be reasonably expected to have a Material Adverse Effect. To the Borrower’s Knowledge, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by the Borrower or any of its Restricted Subsidiaries infringes upon any rights held by any other Person which would be reasonably expected to have a Material Adverse Effect. No claim or litigation regarding any of the foregoing is pending or, to the Borrower’s Knowledge, threatened, and no patent, invention, device, application, principle or any statute, law, rule, regulation, standard or code is pending or, to the Borrower’s Knowledge, proposed, which, in either case, would reasonably be expected to have a Material Adverse Effect.
1.17     Insurance.
The Properties of the Borrower and its Restricted Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of the Borrower, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar Properties in localities where the Borrower or the applicable Restricted Subsidiary operates, provided, however, that it is understood that it is not customary to insure Timberlands against any damage or casualty.
1.18     Disclosure.
None of the representations or warranties made by the Borrower in this Appendix A as of the date of this Installment Note, and none of the statements contained in each exhibit, report, written statement or certificate furnished by or on behalf of the Borrower or any of the Partner Entities in connection with this

Installment Note, contains any untrue statement of a material fact or omits any material fact required to be stated herein or necessary to make the statements made herein, in light of the circumstances under which they are made, not misleading as of the time when made or delivered.
1.19     Taxpayer Identification Number.
The Borrower’s true and correct U.S. taxpayer identification number is 91-1920356.
Article 2.Affirmative Covenants
So long as any amounts under this Installment Note shall remain unpaid or unsatisfied, the Borrower shall, and shall (except in the case of the covenants set forth in Sections 2.01, 2.02, and 2.03 of this Appendix A) cause each of its Restricted Subsidiaries to:
2.01     Financial Statements.
Deliver to Holder, in form and detail satisfactory to Holder:
(d)    as soon as available, but not later than 90 days after the end of each fiscal year, a copy of the audited consolidated balance sheet of the Borrower as at the end of such year and the related consolidated statements of income or operations and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, and accompanied by the opinion of Ernst & Young LLP, or another nationally-recognized independent public accounting firm (“Registered Public Accounting Firm”), which report and opinion shall be prepared in accordance with generally accepted auditing standards and applicable Securities Laws and shall not be subject to (i) any “going concern” or like qualification or exception, (ii) any qualification or exception as to the scope of such audit, other than with respect to matters covered by another accounting firm’s audit, or (iii) any qualification with respect to the absence of any material misstatement;
(e)    as soon as available, but not later than 45 days after the end of each of the first three fiscal quarters of each year, a copy of the unaudited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as of the end of such quarter and the related consolidated statements of income and statement of cash flows for the period commencing on the first day and ending on the last day of such quarter, and certified by the chief executive officer, chief financial officer, treasurer or controller of the Borrower as being complete and correct and fairly presenting, in accordance with GAAP (subject only to normal year-end audit adjustments and the absence of footnotes), the financial position and the results of operations of the Borrower and the Subsidiaries; and
(f)    to the extent not delivered pursuant to any other clause of this Section 2.01, promptly upon transmission thereof, copies of all such financial statements, proxy statements, notices and reports as the Borrower or the REIT sends to its public security holders and copies of all registration statements (without exhibits) and all reports which either the Borrower or the REIT files with the SEC.
2.02     Certificates; Other Information.
Deliver to Holder, in form and detail satisfactory to Holder:
(a)    not later than 90 days after the end of each fiscal year, a certificate of the Registered Public Accounting Firm stating that in making the examination necessary of the financial statements delivered pursuant to Section 2.01(a) of this Appendix A no knowledge was obtained of any Default under the financial covenants set forth in Sections 3.13 and 3.14 of this Appendix A, except as specified in such certificate;
(b)    not later than 90 days after the end of such fiscal year with respect to the financial statements referred to in Section 2.01(a) of this Appendix A and not later than 45 days after the end of such fiscal quarter with respect to the financial statements referred to in Section 2.01(b) of this Appendix A, a duly completed Compliance Certificate signed by the chief executive officer, chief financial officer, treasurer or controller of the Borrower (which delivery may, unless Holder requests executed originals, be by electronic communication including fax or email and shall be deemed to be an original authentic counterpart thereof for all purposes);
(c)    promptly after the same are filed, copies of all financial statements and regular, periodical or special reports which the REIT or the Borrower may make to, or file with, the SEC or any successor or similar Governmental Authority; and
(d)    promptly, such additional information regarding the business, financial or corporate affairs of the Borrower or any Subsidiary or other information, or compliance with the terms of this Installment Note, as the Holder may from time to time reasonably request.
Documents required to be delivered pursuant to Section 2.01 or Section 2.02 of this Appendix A may be delivered electronically, and if so delivered, shall be deemed to have been delivered on the date on which the Borrower or the REIT posts such documents, or provides a link thereto, on the Borrower’s website on the internet at the website address listed on Schedule 2.02 of this Appendix A (as may be updated by the Borrower from time to time upon prior written notice to Holder); provided that the Borrower shall deliver paper copies of such documents to Holder upon its request to the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by Holder.
2.03     Notices.
Promptly notify Holder:
(a)    (i) of the occurrence of any Default and (ii) of the occurrence or existence of any event or circumstance that foreseeably will become a Default;
(b)    of (i) any breach or non-performance of, or any default under, any Contractual Obligation of the Borrower or any of its Restricted Subsidiaries which could result in a Material Adverse Effect; and (ii) any dispute, litigation, investigation, proceeding or suspension which may exist at any time between the Borrower or its Restricted Subsidiaries and any Governmental Authority which could reasonably be expected to result in a Material Adverse Effect;
(c)    of the commencement of, or any material development in, any litigation or proceeding affecting the Borrower or any of its Restricted Subsidiaries (i) which could reasonably be expected to have a Material Adverse Effect, or (ii) in which the relief sought is an injunction or other stay of the performance of Borrower’s obligations under this Installment Note;
(d)    upon, but in no event later than 10 days after, becoming aware of (i) any and all enforcement, cleanup, removal or other governmental or regulatory actions instituted, completed or threatened in writing against the Borrower or any of its Restricted Subsidiaries or any of their respective Properties pursuant to any applicable Environmental Laws where, if adversely determined, the potential liability or expense relating thereto or the potential remedy with respect thereto would otherwise reasonably be expected to have a Material Adverse Effect, (ii) all other Environmental Claims which allege liability or have the possibility of remedies that would, if adversely determined, reasonably be expected to constitute a Material Adverse Effect, and (iii) any environmental or similar condition on any real property adjoining or in the vicinity of the property of the Borrower or any of its Restricted Subsidiaries that would reasonably be anticipated to cause such property or any part thereof to be subject to any restrictions on the ownership, occupancy, transferability or use of such property under any Environmental Laws where such restrictions could reasonably be expected to have a Material Adverse Effect;
(e)    of any other litigation or proceeding affecting the Borrower or any of its Restricted Subsidiaries which the REIT or the Borrower would be required to report to the SEC pursuant to the Exchange Act, within four days after reporting the same to the SEC;
(f)    of the occurrence of any ERISA Event which could reasonably be expected to result in a Material Adverse Effect;
(g)    of any Material Adverse Effect subsequent to the date of the most recent audited financial statements of the Borrower delivered to Holder pursuant to Section 2.01(a) of this Appendix A;
(h)    of any labor controversy resulting in or threatening to result in any strike, work stoppage, boycott, shutdown or other labor disruption against or involving the Borrower or any of its Restricted Subsidiaries that could reasonably be expected to have a Material Adverse Effect; and
(i)    of any announcement by Moody’s or S&P of any change in a Debt Rating.
Each notice pursuant to this Section 2.03 (other than Section 2.03(i) of this Appendix A) shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto. Each notice pursuant to Section 2.03(a) of this Appendix A shall describe with particularity any and all provisions of this Installment Note that have been breached.
2.04     Preservation of Existence, Etc.
Except as permitted by Sections 3.02, 3.03 and 3.07 of this Appendix A:
(a)    preserve and maintain in full force and effect its partnership, limited liability company, or corporate existence under the Laws of its state or jurisdiction of formation, organization or incorporation;
(b)    preserve and maintain in full force and effect its good standing under the Laws of its state or jurisdiction of formation, organization or incorporation, the non-preservation of which would reasonably be expected to have a Material Adverse Effect;
(c)    preserve and maintain in full force and effect all rights, privileges, qualifications, permits, licenses and franchises necessary in the normal conduct of its business, the non-preservation of which would reasonably be expected to have a Material Adverse Effect; and
(d)    preserve or renew all of its registered trademarks, trade names and service marks, and other intellectual property, the non-preservation of which would reasonably be expected to have a Material Adverse Effect.

2.05    Maintenance of Certain Properties.
Maintain and preserve all its manufacturing facilities which are used or useful in its business in good working order and condition, ordinary wear and tear excepted.
2.06     Maintenance of Insurance.
Maintain with financially sound and reputable independent insurers, insurance with respect to its Properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons, it being understood that it is not customary to insure Timberlands against any damage or casualty.
2.07    Payment of Obligations.
Pay and discharge as the same shall become due and payable, all obligations and liabilities, including:
(c)    all material tax liabilities, assessments and governmental charges or levies upon it or its Properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Borrower or such Restricted Subsidiary; and
(d)    all material Indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness.
2.08     Compliance with Laws.
Comply in all material respects with the Requirements of all Laws (including ERISA) and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such Requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.
2.09     Books and Records.
Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Borrower or such Restricted Subsidiary, as the case may be.
2.10     Inspection Rights.
Permit representatives and independent contractors of Holder, and any lenders to Holder to which this Installment Note has been Transferred as permitted herein, to visit and inspect any of the Borrower’s or any Restricted Subsidiary’s Properties, to examine its corporate, financial and operating records, and, subject to Section 25 of this Installment Note, make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at the expense of the Borrower and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower; provided, however, that when an Event of Default exists Holder (or any of its representatives or independent contractors or any such lenders) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and without advance notice.
2.11     Environmental Laws.
(e)    Conduct its operations and keep and maintain its Property in compliance with all Environmental Laws, the non-compliance with which would reasonably be expected to have a Material Adverse Effect.
(f)    Upon the written request of Holder, submit to Holder, at the Borrower’s sole cost and expense, at reasonable intervals, a report providing an update of the status of any environmental, health or safety compliance, hazard or liability issue identified in any notice or report required pursuant to Section 2.03(d) of this Appendix A, that could, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.
2.12    Tax Reporting.
The Borrower shall treat this Installment Note as Indebtedness of the Borrower for all applicable income tax purposes, unless the Borrower shall be required to treat this Installment Note otherwise pursuant to a “determination” within the meaning of section 1313(a) of the Code.
Article 3.Negative Covenants
So long as any amounts under this Installment Note shall remain unpaid or unsatisfied, the Borrower shall not, nor shall it permit any Restricted Subsidiary to, directly or indirectly:
3.01    Liens.
Make, create, incur, assume or suffer to exist any Lien upon or with respect to any part of its Property, whether now owned or hereafter acquired, other than the following (“Permitted Liens”):
(e)    Liens for taxes, fees, assessments or other governmental charges which are not delinquent or remain payable without penalty, or to the extent that non-payment thereof is permitted by Section 2.07 of this Appendix A;
(f)    carriers’, warehousemen’s, mechanics’, landlords’, materialmen’s, repairmen’s or other similar Liens arising in the Ordinary Course of Business which are not delinquent or remain payable without penalty or unless such lien is being contested in good faith by appropriate proceedings promptly instituted and diligently conducted and if such accrual or other appropriate provision, if any, as shall be required by GAAP shall have been made therefor;
(g)    Liens incurred or deposits made incidental to the conduct of its business or the ownership of its Property including (i) pledges or deposits in connection with worker’s compensation, unemployment insurance and other social security legislation, (ii) deposits to secure insurance, the performance of bids, tenders, contracts, leases, licenses, franchises and statutory obligations, each in the Ordinary Course of Business, and (iii) other obligations which were not incurred or made in connection with the borrowing of money, the obtaining of advances or credit or the payment of the deferred purchase price of property and which do not in the aggregate materially detract from the value of its Property or materially impair the use of such Property in the operation of its business;

(h)     Liens securing judgments for the payment of money not constituting an Event of Default under Section 9(i) of this Installment Note;
(i)    easements, rights-of-way, restrictions, leases, sub-leases and other similar charges or encumbrances incurred in the Ordinary Course of Business which, in each case, and in the aggregate, do not materially interfere with the ordinary conduct of the business of the Borrower or any Restricted Subsidiary;
(j)    Liens on Property of any Restricted Subsidiary securing obligations of such Restricted Subsidiary owing to the Borrower or another Restricted Subsidiary;
(k)    any Lien (i) existing prior to the time of acquisition upon any Property acquired by the Borrower or any Restricted Subsidiary on or after the date of this Installment Note through purchase, merger or consolidation, Acquisition or otherwise, whether or not assumed by the Borrower or such Restricted Subsidiary, or placed upon Property at (or within 30 days after) the time of acquisition or (ii) placed upon any Property of the Borrower or any Restricted Subsidiary in connection with the construction or development thereof, in each case, to secure all or a portion of (or to secure Indebtedness incurred to pay all or a portion of) the purchase price or construction or development cost thereof, and any renewals or extensions thereof, provided that any such Lien does not encumber any other Property of the Borrower or such Restricted Subsidiary, and in the case of any renewal or extensions thereof, the amount secured or benefited thereby is not increased above the principal amount thereof outstanding immediately prior to such renewal or extension;
(l)    Liens existing as of the date of this Installment Note as described on Schedule 3.01 to this Appendix A;
(m)    Liens on the Property of Plum Creek Manufacturing and its Subsidiaries securing the Indebtedness permitted to be outstanding pursuant to Section 3.05(f) of this Appendix A; and
(n)    Liens, other than those set forth above in this Section 3.01, that secure Indebtedness; provided that the aggregate principal amount of Indebtedness secured pursuant to this Section 3.01(j), together with the aggregate principal amount of Indebtedness permitted to be outstanding pursuant to Section 3.05(k) of this Appendix A, shall not in the aggregate at any time outstanding exceed 10% of Consolidated Net Tangible Assets as of the end of the most recently ended fiscal quarter.
3.02     Fundamental Changes.
Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that, so long as no Default exists or would result therefrom:
(j)    the Borrower may merge or consolidate with any Person, provided that the Borrower shall be the continuing or surviving Person and such transaction would otherwise be permitted by Section 3.04 of this Appendix A;
(k)    any Restricted Subsidiary may merge with or dissolve or liquidate into the Borrower, provided that the Borrower shall be the continuing or surviving Person;
(l)    any Restricted Subsidiary of the Borrower may merge with or dissolve or liquidate into any one or more Restricted Subsidiaries of the Borrower;

(m)    any Restricted Subsidiary may merge with any other Person, provided that, if such Restricted Subsidiary is not the continuing or surviving Person and if the assets of such Restricted Subsidiary consist of Timberlands, such Disposition would otherwise be permitted by Section 3.03 of this Appendix A;
(n)    any Restricted Subsidiary may merge with any other Person, provided that, if such Restricted Subsidiary is the continuing or surviving Person, such transaction is otherwise permitted by Section 3.04 of this Appendix A; and
(o)    any Restricted Subsidiary may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise), provided that, if such assets consist of Timberlands, such Disposition would otherwise be permitted by Section 3.03 of this Appendix A.
3.03     Dispositions of Timberlands.
Make any Disposition of Timberlands or enter into any agreement to make any Disposition of Timberlands, except:
(e)    the Borrower and its Restricted Subsidiaries may exchange Timberlands with other Persons in the Ordinary Course of Business, provided that (A) the fair value of the Timberlands plus any Net Proceeds received in such exchange shall be, in the good faith judgment of the Borrower, not less than the fair value of Timberlands exchanged plus any other consideration paid, (B) such exchange would not result in a Material Adverse Effect, and (C) any Timberlands shall be deemed sold only to the extent of Net Proceeds received and the acreage represented thereby; and
(f)    the Borrower and its Restricted Subsidiaries may Dispose of other Timberlands; provided that if any Disposition of other Timberlands results in the Borrower and its Subsidiaries holding less than 4.25 million acres of Timberlands (excluding Timberlands which have been pledged in connection with any timber installment note transaction), then the amount of Net Proceeds of the Disposition giving rise to the Borrower and its Subsidiaries holding less than 4.25 million acres of Timberlands (excluding Timberlands which have been pledged in connection with any timber installment note transaction), to the extent of such shortage, shall be used, within one year of each such Disposition, for the purchase by the Borrower or any of its Restricted Subsidiaries of additional Property or for the repayment by the Borrower or any of its Restricted Subsidiaries of Indebtedness owing by the Borrower or any of its Restricted Subsidiaries.
For purposes of clarification, (A) this Section 3.03 shall not be construed as a limitation on Dispositions of Timberlands by the Borrower to any Restricted Subsidiary or by any Restricted Subsidiary to the Borrower or another Restricted Subsidiary, and (B) the references to “Timberlands” in subsection (b) are intended to mean Timberlands of the Borrower and its Subsidiaries.
3.04     Acquisitions.
Make any Acquisitions except Permitted Acquisitions.
3.05     Restricted Subsidiary Indebtedness.
Permit any of its Restricted Subsidiaries to create or suffer to exist, any Indebtedness other than:
(d)    Indebtedness created under the Installment Note;

(e)    Indebtedness of any Restricted Subsidiary owing to the Borrower or to a Restricted Subsidiary;
(f)    Indebtedness existing on the date of this Installment Note and described on Schedule 3.05(c) to this Appendix A (including as Indebtedness permitted under this subsection any credit facilities or credit lines of any Restricted Subsidiary listed on such Schedule 3.05(c), whether or not such facilities or lines have been drawn upon by such Restricted Subsidiary) (the “Existing Subsidiary Indebtedness”) and any Indebtedness of the obligor of such Existing Subsidiary Indebtedness extending the maturity of, or refunding or refinancing, in whole or in part, the Existing Subsidiary Indebtedness, provided that the principal amount of such Existing Subsidiary Indebtedness shall not be increased above the principal amount thereof outstanding immediately prior to such extension, refunding or refinancing, and the direct and contingent obligors therefor shall not be changed, as a result of or in connection with such extension, refunding or refinancing;
(g)    Indebtedness secured by Liens permitted by Section 3.01(g) of this Appendix A;
(h)    endorsement of negotiable instruments for deposit or collection or similar transactions in the Ordinary Course of Business;
(i)    Indebtedness of Plum Creek Manufacturing and its Subsidiaries in an aggregate principal amount not exceeding $100,000,000;
(j)    Indebtedness (i) of Plum Creek Southern Timber, L.L.C. and Plum Creek South Central Timberlands, L.L.C. under the respective Assumption Agreements executed by such Restricted Subsidiaries as of January 22, 2003, and (ii) of any Restricted Subsidiary under any new Assumption Agreement entered into from time to time after the date of this Installment Note, so long as, in the case of any such new Assumption Agreement pursuant to this clause (ii), Indebtedness owing under this Installment Note is assumed by such Restricted Subsidiary on a pari passu basis with any other Indebtedness assumed under such Assumption Agreement (it being understood that such assumption shall not release the Borrower from its obligations under this Installment Note);
(k)    Indebtedness of a Restricted Subsidiary incurred for the purpose of acquiring Timberlands that is secured by Collateral in an amount equal to at least 90% of the outstanding principal balance thereof;
(l)    Indebtedness of a Restricted Subsidiary incurred for the purpose of acquiring Timberlands that is assigned to the seller of such Timberlands or a designee of such seller subject to the condition that the seller or such designee surrender such Indebtedness to the Borrower, the REIT or any Subsidiary of the Borrower upon payment of the purchase price for such Timberlands;
(m)    obligations (contingent or otherwise) existing or arising under any Swap Contract, provided that (i) such obligations are (or were) entered into by such Person in the Ordinary Course of Business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person, and not for purposes of speculation or taking a “market view;” and (ii) such Swap Contract does not contain any provision exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party; and
(n)    Indebtedness other than Indebtedness described in clauses (a) through (j) of this Section 3.05; provided that the aggregate principal amount of Indebtedness permitted pursuant to this

Section 3.05(k), together with the aggregate principal amount of Indebtedness permitted to be secured pursuant to Section 3.01(j) of this Appendix A, shall not in the aggregate at any time outstanding exceed 10% of Consolidated Net Tangible Assets as of the end of the most recently ended fiscal quarter of the Borrower.
3.06    Transactions with Affiliates.
Directly or indirectly engage in any transaction (including the purchase, sale or exchange of assets or the rendering of any service), with any Affiliate of the Borrower or of any Restricted Subsidiary, except in the Ordinary Course of Business and pursuant to the reasonable requirements of the business of the Borrower or such Restricted Subsidiary and upon fair and reasonable terms that are not materially less favorable to the Borrower or such Restricted Subsidiary, as the case may be, than those which might be obtained in an arm’s-length transaction at the time from Persons not an Affiliate of the Borrower or such Restricted Subsidiary.
3.07    Sale of Stock and Indebtedness of Restricted Subsidiaries.
Dispose of any shares of stock or Indebtedness of any Restricted Subsidiary, (a) except to the Borrower or a Restricted Subsidiary or (b) except for cash or other consideration which represents the fair value (as determined in good faith by a Responsible Officer) at the time of Disposition of the shares of stock and Indebtedness so Disposed of, provided that, if the assets of such Restricted Subsidiary or any other Restricted Subsidiary owned, directly or indirectly by such Restricted Subsidiary consist of Timberlands, the conditions to the sale of such assets set forth in Section 3.03 of this Appendix A are complied with, and further provided that, if the consideration received is Equity Interests in any Person other than a Subsidiary of the Borrower, the transaction is otherwise permitted by Section 3.04 of this Appendix A.
3.08     Sale and Leaseback.
Enter into any arrangement with any lender or investor or to which such lender or investor is a party providing for the leasing by the Borrower or any Restricted Subsidiary of real or personal property which has been or is to be sold or transferred by the Borrower or any Restricted Subsidiary to such lender or investor or to any Person to whom funds have been or are to be advanced by such lender or investor on the security of such property or rental obligations of the Borrower or any Restricted Subsidiary, provided that this Section 3.08 shall not apply to any such arrangement so long as (a) if such arrangement involves the sale and lease of Timberlands, the Borrower or such Restricted Subsidiary is in compliance with Section 3.03 of this Appendix A and (b) if the advance of such funds is treated as Indebtedness, the incurrence of such Indebtedness is not prohibited under this Installment Note.
3.09     Restricted Payments.
Declare or make, directly or indirectly, or permit any Restricted Subsidiary to declare or make, any Restricted Payments, or incur any obligation (contingent or otherwise) to do so, at any time when a Default shall have occurred and be continuing or would result therefrom.
3.10     Change in Nature of Business.
Make, or permit any of its Restricted Subsidiaries to make, any material change in the nature of the business of the Borrower and its Restricted Subsidiaries, taken as a whole, as a resources management business and ancillary businesses related thereto.

3.11     Issuance of Stock by Restricted Subsidiaries.
Permit any Restricted Subsidiary to (either directly, or indirectly by the issuance of rights or options for, or securities convertible into, such Equity Interests) issue any shares or other ownership units of any class or type of its Equity Interests (other than directors’ qualifying shares) to any Person if (x) the assets of such Restricted Subsidiary consist of Timberlands, unless the provisions of Section 3.03 of this Appendix A have been complied with or (y) such issuance of Equity Interests is in exchange for Equity Interests of another Person, unless such transaction is in compliance with Section 3.04 of this Appendix A, provided, however, that the foregoing requirements of clause (x) and (y) shall not apply to (a) any issuance of Equity Interests to the Borrower or a Restricted Subsidiary or (b) with respect to Equity Interests subject to preemptive rights, to the holders of minority interests entitled to purchase such Equity Interests by reason of their preemptive rights.
3.12     Amendments to Certain Agreements.
The Borrower shall not, and shall not suffer or permit any of its Restricted Subsidiaries to, at any time a Default or Event of Default has occurred and is continuing, amend, modify, supplement or waive any provision of any agreement evidencing Funded Debt of the Borrower and its Restricted Subsidiaries on a consolidated basis in excess of $35,000,000 which amendment, modification, supplement or waiver would reasonably be expected to materially and adversely impair Holder’s rights hereunder or the ability of the Borrower to perform its obligations under this Installment Note.
3.13     Interest Coverage Ratio.
Permit the Borrower’s Interest Coverage Ratio as of the end of any fiscal quarter of the Borrower to be less than 2.75 to 1.00.
3.14    Maximum Leverage Ratio.
Permit the Borrower’s Leverage Ratio as of the end of any fiscal quarter of the Borrower to exceed sixty-five percent (65%).
3.15    Other Tax Covenant.
The Borrower shall neither list this Installment Note on an “established securities market” within the meaning of Treasury Regulation § 15A.453-1(e)(4), nor register this Installment Note with the United States Securities and Exchange Commission.
Article 4.Definitions and Related Provisions
4.01    Defined Terms.
As used in this Appendix A, the following terms shall have the meanings set forth below:
“Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of any business or division of a Person (other than a Person that is a Subsidiary of the Borrower), (b) the acquisition of in excess of 50% of the capital stock, partnership interests, membership interests or equity of any Person, or otherwise causing any Person to become a Subsidiary, or (c) a merger or consolidation or any other combination with another Person (other than a Person that is a Subsidiary of the Borrower or, if the acquired Person is a Subsidiary of the Borrower, the Borrower).

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.
“Assumption Agreement” means, with respect to any Restricted Subsidiary, an agreement pursuant to which such Restricted Subsidiary assumes, jointly and severally, a portion of Indebtedness for borrowed money of the Borrower.
“Attributable Indebtedness” means, on any date, (a) in respect of any capital lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a capital lease.
“Audited Financial Statements” means the audited consolidated balance sheet of the Borrower and its Subsidiaries for the fiscal year ended December 31, 2012, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of the Borrower and its Subsidiaries, including the notes thereto.
“Bankruptcy Code” means the Federal Bankruptcy Reform Act of 1978 (11 U.S.C. § 101, et seq.).
“Borrower” has the meaning specified in preamble of this Installment Note.
“Borrower’s Knowledge” or “Knowledge of the Borrower” means the actual knowledge of any person holding any of the following offices as of the date of determination: (a) President, Chief Executive Officer, any Executive Vice President, Chief Financial Officer, General Counsel, Secretary, Vice President-Human Resources, and Vice President - Environmental Affairs, and any successor to those offices, such persons being the principal persons employed by the Borrower ultimately responsible for environmental operations and compliance, ERISA and legal matters relating to the Borrower or (b) the Treasurer or any other person having the primary responsibility for the day-to-day administration of, and dealings with Holder in connection with, this Installment Note.
“Breakage Amount” means, in the event Holder has Transferred this Installment Note to secure indebtedness of Holder, the aggregate amount (including breakage, any prepayment or repayment premium or similar costs), if any, that Holder is required to pay, concurrently with the prepayment of this Installment Note, to all permitted pledgees of this Installment Note (or, as applicable, the financing sources for whom such a pledgee serves as agent or trustee) under the agreements governing such indebtedness.
“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state of New York.
“Change of Control” means:
(a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of the REIT or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person or group shall be deemed to have “beneficial ownership” of all Equity Interests that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of 50% or more of the Equity Interests of the REIT entitled to vote for members of the board of directors or equivalent governing body of the REIT on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right) (such Equity Interests, “Voting Interests”); provided, however, that a transaction will not be deemed to involve a Change of Control of the REIT if the REIT becomes a wholly owned subsidiary of a holding company and the holders of the Voting Interests of such holding company immediately following that transaction are substantially the same as the holders of the Voting Interests of the REIT immediately prior to the transaction; or
(b) during any period of 12 consecutive months, a majority of the members of the board of directors or other equivalent governing body of the REIT cease to be composed of individuals (such individuals “continuing directors”) (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body provided that, for purposes of clause (ii) and (iii) “approval” by the continuing directors does not preclude the continuing directors from also recommending or endorsing any other nominee or slate of nominees in connection with the same election; or
(c) Plum Creek Timber I, L.L.C. (or a successor general partner of the Borrower) ceases to be a Subsidiary of the REIT or to be controlled by the REIT; or
(d) Plum Creek Timber I, L.L.C. (or a successor that is a Subsidiary of the REIT and is controlled by the REIT) ceases to be the general partner of the Borrower or ceases to control the Borrower.
“Code” means the Internal Revenue Code of 1986.
“Collateral” means credit support provided in any timber installment note transaction.
“Compliance Certificate” means a certificate substantially in the form of Exhibit A-1 to this Appendix A.
“Consolidated Net Tangible Assets” means, as of the last day of any fiscal quarter, total assets less the sum of total current liabilities and intangible assets, in each case as set forth on the consolidated balance sheet of the Borrower and its consolidated Subsidiaries as of such date and computed in accordance with GAAP.
“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, undertaking, contract, indenture, mortgage, deed of trust or other instrument, document or agreement to which such Person is a party or by which it or any of its Property is bound.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
“Debt Rating” means, as of any date of determination, the rating as determined by either S&P or Moody’s (collectively, the “Debt Ratings”) of the Borrower’s non-credit-enhanced, senior unsecured long-term debt.

“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.
“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.
“Default Rate” has the meaning specified in Section 1 of this Installment Note.
“Designated Immaterial Subsidiary” means any entity which would otherwise be a Restricted Subsidiary and which at any time is designated by the Borrower in writing to Holder as a Designated Immaterial Subsidiary, provided that no such designation of any entity as a Designated Immaterial Subsidiary shall be effective unless (a) at the time of such designation, such entity does not own any shares of stock or Indebtedness of any Restricted Subsidiary which is not simultaneously being designated as a Designated Immaterial Subsidiary, and (b) immediately after giving effect to such designation, no Event of Default or Material Default shall have occurred or be continuing, and provided, further, that if at any time all Designated Immaterial Subsidiaries on a consolidated basis would be a “significant subsidiary” (assuming the Borrower is the registrant) within the meaning of Regulation S-X (17 C.F.R. Part 210) the Borrower shall designate one or more Designated Immaterial Subsidiaries which are directly owned by the Borrower and its Restricted Subsidiaries as Restricted Subsidiaries such that the condition in this proviso is no longer applicable and the entities so designated shall no longer be Designated Immaterial Subsidiaries. Any entity which has been designated a Designated Immaterial Subsidiary shall not thereafter become a Restricted Subsidiary except pursuant to a designation required by the last proviso in the preceding sentence, and any Designated Immaterial Subsidiary which has been designated a Restricted Subsidiary pursuant to the last proviso of the preceding sentence shall not thereafter be redesignated as a Designated Immaterial Subsidiary.
“Disposition” or “Dispose” means the sale, transfer or other disposition (including any sale and leaseback transaction) of any Property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.
“Dollar” and “$” mean lawful money of the United States.
“EBITDA” means, for any period, for the Borrower and its Subsidiaries on a consolidated basis the sum of (a) the net income (or net loss) for such period (excluding extraordinary gains and extraordinary losses), plus (b) all amounts treated as expenses for depreciation, depletion and interest and the amortization of intangibles of any kind to the extent included in the determination of such net income (or loss), plus (c) the basis of Timberlands sold, plus (d) all accrued taxes on or measured by income to the extent included in the determination of such net income (or loss), provided that for purposes of calculating compliance with Section 3.13 of this Appendix A, the EBITDA attributable to Property acquired by the Borrower or any of its Subsidiaries during any period of four full fiscal quarters shall be included on a pro forma basis for such period of four fiscal quarters (assuming the consummation of each such acquisition occurred on the first day of such period of four fiscal quarters).
“Eligible Assignee” means in connection with any Transfer of all or any portion of this Installment Note, (a) any of MeadWestvaco Corporation and its wholly-owned subsidiaries, (b) any bank under the supervision of the Federal Deposit Insurance Corporation, Office of the Comptroller of the Currency, Farm Credit Administration and/or applicable state bank regulators (including any lending institution organized and existing pursuant to the provisions of the Farm Credit Act of 1971 and under the regulation of the Farm Credit Administration), or any Affiliate thereof or agent therefor (but excluding, for the avoidance of doubt, any private equity fund, hedge fund or other alternative asset or investment manager or any investment bank) and (c) if the Interest Rate equals the Banker Agreed Rate (as defined in the Purchase Agreement), any (i) insurance company, mutual fund, private fund, asset or investment manager, or accredited investor, including any private equity fund, hedge fund or other alternative asset or investment manager or (ii) trustee or collateral agent under an indenture pursuant to which bonds or notes are issued.
“Environmental Claims” means all claims, however asserted, by any Governmental Authority or other Person alleging potential liability or responsibility for violation of any Environmental Law, or for release or injury to the environment or threat to public health, personal injury (including sickness, disease or death), property damage, natural resources damage, or otherwise alleging liability or responsibility for damages (punitive or otherwise), cleanup, removal, remedial or response costs, restitution, civil or criminal penalties, injunctive relief, or other type of relief, resulting from or based upon (a) the presence, placement, discharge, emission or release (including intentional and unintentional, negligent and non-negligent, sudden or non-sudden, accidental or non-accidental placement, spills, leaks, discharges, emissions or releases) of any Hazardous Material at, in, or from Property, whether or not owned by such person, or (b) any other circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.
“Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.
“Environmental Permits” has the meaning specified in Section 1.12 of this Appendix A.
“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.
“ERISA” means the Employee Retirement Income Security Act of 1974.
“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).
“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) the withdrawal of the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which such entity was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Pension Plan amendment as a termination under Section 4041 or 4041A of ERISA, (e) the institution by the PBGC of proceedings to terminate a Pension Plan; (f) any event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (g) the determination that any Pension Plan is considered an at-risk plan or a plan in endangered or critical status within the meaning of Sections 430, 431 and 432 of the Code or Sections 303, 304 and 305 of ERISA; or (h) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate.
“Event of Default” has the meaning specified in Section 9 of this Installment Note.
“Exchange Act” means the Securities Exchange Act of 1934.
“Existing Subsidiary Indebtedness” has the meaning specified in Section 3.05(c) of this Appendix A.
“Extension Interest Rate” has the meaning specified in Section 2 of this Installment Note.
“Extension Request” has the meaning specified in Section 2 of this Installment Note.
“FRB” means the Board of Governors of the Federal Reserve System of the United States.
“Funded Debt” means, without duplication, any Indebtedness, whether current or long-term, for borrowed money (including obligations under this Installment Note) and which Indebtedness bears interest, but excluding Indebtedness (w) of a Subsidiary to another Subsidiary or to the Borrower, (x) of the Borrower to a Subsidiary, (y) of the Borrower or its Subsidiaries that is non-recourse to the Borrower and its Subsidiaries and to their respective assets, and (z) of the Borrower or its Subsidiaries that is secured by Collateral in an amount equal to at least 90% of the outstanding principal balance thereof.
“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.
“General Partner” means Plum Creek Timber I, L.L.C., a limited liability company organized and existing under the laws of the State of Delaware, and any successor managing general partner of the Borrower.
“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.
“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.
“Holder” has the meaning specified in preamble of this Installment Note.
“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:
(a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;
(b) all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;
(c) the Swap Termination Value of any Swap Contract;
(d) all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the Ordinary Course of Business);
(e) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;
(f) capital leases and Synthetic Lease Obligations;
(g) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interest in such Person or any other Person, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; and
(h) all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner, unless such Indebtedness is expressly made non-recourse to such Person. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of any capital lease or Synthetic Lease Obligation as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date.
“Information” has the meaning specified in Section 25 of this Installment Note.
“Installment Note” has the meaning specified in preamble of this Installment Note.
“Interest Coverage Ratio” means, as measured quarterly on the last day of each fiscal quarter for the four fiscal quarter period then ending, the ratio of:
(i) EBITDA to
(ii) the consolidated interest expense (including capitalized interest) of the Borrower and its Subsidiaries for the four fiscal quarter period then ending calculated in accordance with GAAP, plus interest expense that would have been payable during such four fiscal quarters had any Indebtedness incurred during such period for the purpose of acquiring Property been incurred at the beginning of such period, based upon the interest rate applicable to such Indebtedness at the end of such period.
“Interest Rate” has the meaning specified in Section 1 of this Installment Note.
“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.
“Leverage Ratio” means, at any date of determination, a quotient, expressed as a percentage, the numerator of which shall be the total Funded Debt of the Borrower and its Subsidiaries on a consolidated basis as of such date and the denominator of which shall be the net worth of the Borrower and its Subsidiaries on a consolidated basis plus the total Funded Debt of the Borrower and its Subsidiaries on a consolidated basis as of such date.
 “Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing) but not including the interest of a lessor under an operating lease.
“Margin Stock” means “margin stock” as such term is defined in Regulation T, U or X of the FRB.
“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, any of the operations, business, properties, liabilities (actual or contingent) or condition (financial or otherwise) of the Borrower or the Borrower and its Subsidiaries taken as a whole; (b) a material impairment of the ability of the Borrower to perform under this Installment Note and avoid any Event of

Default; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability of this Installment Note.
“Material Default” means any continuing Default as to which a written notice of such Default (which notice has not been rescinded) shall have been received by the Borrower, the General Partner or the REIT from Holder, or any continuing Event of Default.
“Maturity Date” has the meaning specified in Section 2 of this Installment Note.
“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.
“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.
“Multiple Employer Plan” means a Plan which has two or more contributing sponsors (including the Borrower or any ERISA Affiliate) at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.
“Net Proceeds” means proceeds in cash as and when received by the Person making a sale or disposition of Property, net of: (a) the direct costs relating to such sale excluding amounts payable to the Borrower, any Affiliate of the Borrower or any other Person in which the Borrower holds an equity or other ownership interest, (b) sale, use or other transaction taxes paid or payable as a result thereof, and (c) amounts required to be applied to repay principal, interest and prepayment premiums and penalties on Indebtedness secured by a Lien on the asset which is the subject of such disposition.
 “Notice of Lien” means any “notice of lien” or similar document intended to be filed or recorded with any court, registry, recorder’s office, central filing office or other Governmental Authority for the purpose of evidencing, creating, perfecting or preserving the priority of a Lien securing obligations owing to a Governmental Authority.
“Optional Prepayment Event” has the meaning specified in Section 4 of this Installment Note.
“Ordinary Course of Business” means, in respect of any transaction involving the Borrower or any Subsidiary of the Borrower, the ordinary course of such Person’s business, as conducted by any such Person in accordance with past practice and undertaken by such Person in good faith and not for purposes of evading any covenant or restriction in this Installment Note.
“Original Maturity Date” has the meaning specified in Section 2 of this Installment Note.
“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.
“Partner Entities” means, collectively, the REIT and the General Partner.

“Partner Entities’ Knowledge” or “Knowledge of each of the Partner Entities” means the actual knowledge of any person holding any of the following offices as of the date of determination: (a) President, Chief Executive Officer, any Executive Vice President, Chief Financial Officer, General Counsel, Secretary, Vice President-Human Resources, and Vice President - Environmental Affairs, and any successor to those offices, such persons being the principal persons employed by any Partner Entity ultimately responsible for environmental operations and compliance, ERISA and legal matters relating to such Partner Entity or (b) the Treasurer or any other person having the primary responsibility for the day-to-day administration of, and dealings with Holder in connection with this Installment Note.
“Payment Date” has the meaning specified in Section 2 of this Installment Note.
“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.
“PCAOB” means the Public Company Accounting Oversight Board.
“Pension Plan” means any employee pension benefit plan (including a Multiple Employer Plan or a Multiemployer Plan) that is maintained or is contributed to by the Borrower and any ERISA Affiliate and is either covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code.
“Permitted Acquisition” means any Acquisition that conforms to the following requirements: (a) all transactions related to such Acquisition shall be consummated in all material respects in accordance with applicable Law and (b) the Borrower shall be in compliance with the financial covenants set forth in Sections 3.13 and 3.14 of this Appendix A on a pro forma basis as of the last day of the fiscal quarter most recently ended, and immediately prior to, and after giving effect to, such Acquisition, no Default shall have occurred and be continuing or would result therefrom.
“Permitted Lien” has the meaning specified in Section 3.01 of this Appendix A.
“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
“Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA (including a Pension Plan), maintained for employees of the Borrower or any ERISA Affiliate or any such Plan to which the Borrower or any ERISA Affiliate is required to contribute on behalf of any of its employees.
“Plum Creek Manufacturing” means Plum Creek Manufacturing, L.P., a Delaware limited partnership.
“Principal Sum” has the meaning specified in preamble of this Installment Note.
“Property” means any estate or interest in any kind of property or asset, whether real, personal or mixed, and whether tangible or intangible.
“Purchase Agreement” has the meaning specified in Section 5 of this Installment Note.
“Refinancing Indebtedness” has the meaning specified in Section 2 of this Installment Note.
“Register” has the meaning specified in Section 23 of this Installment Note.

“Registered Public Accounting Firm” has the meaning specified in the Securities Laws and shall be independent of the Borrower as prescribed by the Securities Laws.
“REIT” means Plum Creek Timber Company, Inc., a Delaware corporation.
“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the thirty-day notice period has been waived.
“Requirement of Law” means, as to any Person, any Law applicable to or binding upon the Person or any of its Property or to which the Person or any of its Property is subject.
“Responsible Officer” means the chief executive officer, the president or any vice president of the REIT acting in its capacity as the sole member of the General Partner, as general partner of the Borrower, or any other officer thereof having substantially the same authority and responsibility; or, with respect to compliance with financial covenants, the chief financial officer or the treasurer of the REIT acting in its capacity as the sole member of the General Partner, as general partner of the Borrower, or any other officer having substantially the same authority and responsibility.
“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other Equity Interest of the Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such capital stock or other Equity Interest, or on account of any return of capital to the Borrower’s stockholders, partners or members (or the equivalent Person thereof).
“Restricted Subsidiary” means any Subsidiary other than any Designated Immaterial Subsidiary.
“S&P” means Standard & Poor’s Financial Services, LLC, a subsidiary of The McGraw-Hill Companies, Inc. and any successor thereto.
“Sarbanes-Oxley” means the Sarbanes-Oxley Act of 2002.
“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.
“Securities Laws” means the Securities Act of 1933, the Exchange Act, Sarbanes-Oxley and the applicable accounting and auditing principles, rules, standards and practices promulgated, approved or incorporated by the SEC or the PCAOB.
“Solvent” means, as to any Person at any time, that (a) (i) in the case of a Person that is not a partnership, the fair value of the Property of such Person is greater than the amount of such Person’s liabilities (including disputed, contingent and unliquidated liabilities), and (ii) in the case of a Person that is a partnership, the sum of (A) the fair value of the Property of such Person plus (B) the sum of the excess of the fair value of each general partner’s non-partnership Property over such partner’s non-partnership debts (together, the “Applicable Property”) is greater than the amount of such Person’s liabilities (including disputed, contingent and unliquidated liabilities), as such value for purposes of both clauses (i) and (ii) is established and liabilities evaluated for purposes of Section 101(31) of the Bankruptcy Code and, in the alternative, for purposes of the Uniform Fraudulent Transfer Act; (b) the present fair saleable value of the Property of such Person (or, in the case of a partnership, the Applicable Property for such Person) is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured; (c) such Person is able to realize upon its Property and pay its debts and other liabilities (including disputed, contingent and unliquidated liabilities) as they mature in the normal course of business; (d) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature; and (e) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s Property would constitute unreasonably small capital.
“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.
“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.
“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts.
“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).
“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Timber” means all crops and trees, timber, whether severed or unsevered and including standing and down timber, stumps and cut timber, logs, wood chips and other forest products, whether now located or hereafter planted or growing in or on the Timberlands or otherwise or now or hereafter removed from the Timberlands or otherwise for sale or other disposition.

“Timberlands” means, as of any date of determination, all real property owned by or leased to the Borrower or any Subsidiary that is suitable for Timber production, natural resource development or real estate development. For the avoidance of doubt, “Timberlands” shall exclude property, plant and equipment of the Borrower and its Subsidiaries associated with their manufacturing activities.
“Transfer” has the meaning specified in Section 21 of this Installment Note. “Transferred” and “Transferring” have meanings correlative thereto.
“United States” and “U. S.” mean the United States of America.
4.02    Other Interpretive Provisions.
With reference to this Installment Note and this Appendix A, unless otherwise specified herein:
(g)    The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder” and words of similar import when used herein, shall be construed to refer to this Installment Note in its entirety (including, for the avoidance of doubt, this Appendix A) and not to any particular provision hereof, (iv) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (v) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
(h)    In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”
4.03    Accounting Terms.
(c)    Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Installment Note shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.
(d)    Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in this Installment Note, and either the Borrower or Holder shall so request, Holder and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP; provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to Holder financial statements and other documents required under this Installment Note or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.
(e)    Fiscal Year and Fiscal Quarter. References herein to “fiscal year” and “fiscal quarter” refer to such fiscal periods of the Borrower.
4.04    Rounding.
Any financial ratios required to be maintained by the Borrower pursuant to this Installment Note shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

SCHEDULE 1.12
ENVIRONMENTAL MATTERS
None.

SCHEDULE 2.02
BORROWER’S WEBSITE ADDRESS

www.plumcreek.com

SCHEDULE 3.01
EXISTING LIENS
None.

SCHEDULE 3.05(c)
EXISTING SUBSIDIARY INDEBTEDNESS
None.